CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of February 11, 2022 (the “Effective Date”), by and between Badger Real Estate Advisors, LLC, an Illinois limited liability company (the “Consultant”) and Bakhu Holdings, Corp., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Company desires to engage the Consultant to provide the Services, on the terms and conditions set forth herein;

WHEREAS, the Consultant desires to be so engaged by the Company on such terms and conditions; and

WHEREAS, in accepting engagement by the Company, the Consultant has not relied and will not rely on any statements or representations, whether oral or in writing, by any officers, employees, or agents of the Company, except as expressly provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.Term. The Consultant’s engagement shall be effective as of the Effective Date and shall continue until terminated pursuant to Section 4 of this Agreement. The period during which the Consultant is engaged by the Company hereunder is hereinafter referred to as the “Term.”

2.Relationship; Services.

2.1Nature of Relationship. Consultant will be engaged by the Company as an independent contractor, and not as an employee, joint venturer, or otherwise. As such: (a) the Company will not withhold taxes from the compensation to be paid to Consultant pursuant to this Agreement; rather, Consultant will be responsible for the payment of all taxes with respect to such compensation, (b) Consultant is free to choose the methods and hours by which he performs the Services, (c) Consultant will not be entitled to participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with insurance, retirement, profit sharing, bonus, or any other fringe benefits (if any) which may from time to time be made available to the Company’s employees, (d) subject to Sections 6 and 7 of this Agreement, Consultant is free to provide services to businesses and organizations other than the Company (both during and following the Term), and (e) the Company is free to engage other independent contractors to perform services to the Company.

2.2Services. During the Term, the Consultant, through its sole member Mitch Kahn, will, in consultation with the Company’s Chief Executive Officer (“CEO”) and Board of Directors (“Board”), advise and assist the Company on various projects and undertakings, in furtherance of the Company’s long-term objectives, and optimizing the value of, and potential sale of the Company. To this end the Consultant shall assist and advise the Company, and make introductions with regard to potential strategic business partners, sublicensees, joint venture partners, and other individuals or entities to create revenue streams for the Company; plans to raise debt and/or equity capital as and when needed by the Company; and exit strategies (the

“Services”). From time to time, the parties may mutually agree to change the nature or extent of the Services, or agree that Consultant will provide additional services. Consultant will perform the Services in a professional manner, to the best of his abilities, and according to and in compliance with the requirements of this Agreement and all applicable laws and regulations. Consultant will devote such time to the Services as he reasonably determines necessary and appropriate in order to complete all Services requested hereunder in the manner required under this Agreement.

3.Compensation.

3.1Annual Fee. The Company shall pay the Consultant an annualized fee of $1.00 (the “Fee”). Consultant will pay all taxes relating to the Fee to be paid to Consultant pursuant to this Agreement.  In the event that any federal, state, or local taxing authority or court determines that taxes, interest, penalties, and/or other liabilities are due and owing in respect of the Fee paid to Consultant pursuant to this Agreement, said taxes, interest, penalties, or other liabilities will be Consultant’s sole obligation and liability.

3.2Equity Awards.

(a)In consideration of the Consultant entering into this Agreement, on the Effective Date the Company will grant to the Consultant, pursuant to the Bakhu Holdings, Corp. 2020 Long-Term Incentive Plan (the “Plan”), a non-qualified stock option to purchase three million five (3,500,000) shares of the Company’s common stock (the “Option”), with an exercise price per share equal to the closing price of the Common Stock of the Company, as reported by the OTC Markets Pink Sheet Tier, as of the date immediately preceding the Effective Date of this Agreement.

(b)2,500,000 options (the “Base Options”) shall vest and become exercisable as follows:

(i)500,000 Base Options shall vest and become exercisable on the 90th day after the Grant Date.  Provided however, if Consultant terminates this agreement within the first 90 days of the Effective Date, all options shall be terminated and be deemed cancelled.

(ii)2,000,000 Base Options shall vest and become exercisable ratably (i.e., 41,666) a monthly basis (on the last day of each month) during the four-year period beginning on the Effective Date such that all unvested options shall vest on the 4 year anniversary date of the Grant Date.  Vesting shall cease in the event of death, disability (as defined in the Plan or this Agreement), or termination of this Agreement with or without cause, or voluntarily by the Consultant.  The vesting of such options shall accelerate as provided in Section 3.3 below.

(c)1,000,000 options (the “Bonus Options”) shall vest and become exercisable, if and only pursuant to Section 3.3(b) below. Otherwise said Bonus Options shall not vest and shall terminate upon the closing of a Transaction with any other party as provided in Section 3.3(c), or pursuant to the terms of the Options.

(d)The Options shall be exercisable for seven (7) years. The Options shall be evidenced by the Company’s standard form of Option Agreement, and terms and conditions of the Options shall be governed by the terms and conditions of the Plan and the Option Agreement (the “Stock Option”) attached hereto as Exhibit A.

3.3Acceleration of Options upon closing of a Transaction.

(a)Base Options. Subject to Section 3.3(c) below, if during the term of this Agreement the Company closes a Transaction (as defined below) with any party (excluding the “Excluded Parties” as defined below) in which Consultant is involved in furthering the closing of the Transaction, or from any source of Consultant, any unvested Based Options provided in Section 3.2(b)(ii), shall vest immediately prior to the closing of such Transaction, or upon signing of the License Agreement.

(b)Bonus Options. Subject to Section 3.3(c) below, if during the term of this Agreement the Consultant introduces the Company to Curaleaf Holdings, Inc. (“Curaleaf”) and such introduction results in the closing of a Transaction (as defined below) between the Company and Curaleaf, or Company enters into a Material Agreement (as defined below) with Curaleaf, the Bonus Options provided in Section 3.2(c), and any unvested Based Options provided in Section 3.2(b)(ii), shall vest immediately prior to the closing of such Transaction, or on the effective date of such Material Agreement.  For the purpose of this Section 3.3(b), “Material Agreement” shall mean a partnership, strategic alliance, sublicense, distribution agreement, joint venture or financing between the Company and Curaleaf on terms acceptable to the Company in the Company’s sole discretion.  For the avoidance of doubt, the receipt by the Company of an offer for a Transaction and/or a Material Agreement with Curaleaf shall not trigger the acceleration of vesting, and only the closing of a Transaction with Curaleaf, or the effective date of such Material Agreement with Curaleaf shall trigger the acceleration of vesting under this Section 3.3(b).

(c)Notwithstanding anything in Section 3.3(a) and 3.3(b) there shall be no acceleration of the Base Options or Bonus options, if the Company enters into a Transaction with PharmaCann or Wavelength (the “Excluded Parties”), or such other party not covered under Sections 3.3(a) and 3.3(b), and any unvested Base Options provided in Section 3.2(b)(ii) and the Bonus Options provided in Section 3.2(c) shall terminate upon the closing of such Transaction.

(d)For the Purpose of this Agreement, “Transaction” means:

(i)the consummation of a sale of all or substantially all of the assets of the Company and/or one or more its subsidiaries, in a single transaction or series of related transactions;

(ii)the sale of more than fifty percent (50%) of the outstanding common stock of the Company and/or one or more its subsidiaries;

(iii)any merger, share exchange, acquisition, divestiture, recapitalization, consolidation or other reorganization or business combination of the Company and/or one or more its subsidiaries, in a single transaction or series of related transactions, if immediately after such transaction, persons who hold a majority of the voting capital stock of the Company and/or one or more its subsidiaries, immediately prior to such transaction, do not hold a majority of the voting capital stock of the Company and/or one or more its subsidiaries, immediately after such transaction;

3.4Business Expenses. The Company will reimburse Consultant for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Consultant, and approved by the CEO of the Company in advance, in connection with the performance of the Services. Such expenses will be reimbursed by the Company within 30 calendar days of Consultant submitting documentation regarding such expenses.

4.Termination of Engagement. The Term and the Consultant’s engagement with the Company may be terminated by the Company at any time, or for any reason, by delivering at least ten (10) days advance written notice to the Consultant.  The Consultant may terminate his engagement with the Company by delivering at least ten (10) days advance written notice to the Company.  During any such notice period, the Company reserves the right to suspend any or all of the Consultant’s Services, as the Company determines in its sole discretion. Subject to the terms and conditions of this Agreement, in the event that the Consultant’s engagement hereunder is terminated for any reason, the Term shall expire and the Consultant shall be entitled to the following: (a) the Fee; (b) reimbursement for unreimbursed business expenses properly incurred by the Consultant; and (c) such equity compensation, if any, to which the Consultant may be entitled under the Plan and the Option Agreement as of the date of termination of the Term.

5.Cooperation. The parties agree that certain matters in which the Consultant will be involved during the Term may necessitate the Consultant’s cooperation in the future. Accordingly, following the termination of the Consultant’s engagement for any reason, to the extent reasonably requested by the Board, the Consultant shall cooperate with the Company in connection with matters arising out of the Consultant’s Services; provided that, the Company shall make reasonable efforts to minimize disruption of the Consultant’s other activities. The Company shall reimburse the Consultant for reasonable expenses incurred in connection with such cooperation and, to the extent that the Consultant is required to spend substantial time on such matters, the Company shall compensate the Consultant at an hourly rate determined in good faith by the Company and Consultant.

6.Confidential Information and Proprietary Rights. Concurrently with the execution of this Agreement, the Consultant shall enter into the Company’s confidentiality and proprietary rights agreement attached here to as Exhibit B (the “Confidentiality and Proprietary Rights Agreement”).

7.Restrictive Covenants.

7.1Non-Solicitation of Employees. The Consultant agrees and covenants that the Consultant shall not, during the Term or during the two (2) year-period following the termination of the Term for any reason, directly or indirectly, engage in or attempt or seek to engage in any of the following actions, activities, conduct, or courses of action (which shall not include general advertising of open positions or service opportunities):

(a)soliciting, recruiting, or hiring (i) any employee, advisor, independent contractor, or representative of the Company, or (ii) any individual or entity who, during the one (1) year period immediately preceding such solicitation, recruitment or hiring, performed work for the Company (including as an employee, advisor, independent contractor, or consultant), provided, however, that (X) these limitations shall only apply during the one (1) year-period following the termination of the Term with respect to individuals or entities whom the Consultant introduces to the Company or with whom the Consultant has relationships as of the Effective Date, and (Y) a general solicitation or advertisement after the termination of the Term that is not targeted at any such employee will not be violation of this Section 7.1;

(b)soliciting or encouraging any employee, advisor, independent contractor, or representative of the Company to discontinue or diminish their employment with, or discontinue or diminish their working relationship with, the Company; or

(c)assisting a person or entity in any manner in doing, or attempting to do, any of the things prohibited by Sections 7.1(a) and 7.1(b) above.

7.2Non-Solicitation of Customers. The Consultant understands and acknowledges that the Company’s loss of a relationship and/or goodwill with current, former, or prospective customers will cause significant and irreparable harm. The Consultant agrees and covenants that the Consultant shall not, during the Term, directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current or prospective customers that the Consultant is aware of for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company. Further, during the two-year period following the termination of the Term, Consultant will not, directly or indirectly, use or otherwise exploit the Company’s Confidential Information (as defined in the Confidentiality and Proprietary Rights Agreement) to solicit or divert the Company’s customers or prospective customers. Notwithstanding the foregoing, this Section 7.2 shall not prohibit the Consultant from soliciting or contacting any of Consultant’s business contacts that he had established prior to the Effective Date (“Consultant’s Existing Contacts”) so long as such solicitation or contact would not cause, or would not reasonably be expected to cause, the Company to lose any business from Consultant’s Existing Contacts.

7.3Non-Disparagement. Each of the parties to this Agreement agrees and covenants not to, at any time, make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the other party or its businesses, or any of its employees, officers, and known customers, suppliers, investors and other associated third parties. This Section 8 does not, in any way, restrict or impede the Consultant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Consultant shall promptly provide written notice of any such order to the Board.

8.Acknowledgement.

8.1The Consultant acknowledges and agrees that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

8.2The Consultant further acknowledges that the benefits provided to the Consultant under this Agreement, including the amount of the Consultant’s compensation, reflects, in part, the Consultant’s obligations and the Company’s rights under Section 6, Section 7, and Section 8 of this Agreement; that the Consultant has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Consultant will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 6, Section 7, and Section 8 of this Agreement or the Company’s enforcement thereof.

9.Remedies. In the event of a breach or threatened breach by the Consultant of Section 6, Section 7, and Section 8 of this Agreement, the Consultant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

10.Arbitration. The Consultant and the Company agree that any controversy, claim or dispute arising out of or in any way relating to this Agreement, the Consultant’s provision of services to Company or the termination of Consultant’s relationship with the Company, including, without limitation, any claim of discrimination, harassment or retaliation under state or federal law, shall be settled by final and binding arbitration in accordance with the Mutual Agreement to Arbitrate that is attached as Exhibit C hereto (the “Mutual Agreement to Arbitrate”), and which must be executed by the Consultant concurrent with the Consultant’s execution of this Agreement.

11.Security.

11.1Security and Access. The Consultant agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Term. The Consultant agrees to notify the Company promptly in the event the Consultant learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

11.2Return of Company Property. Upon (a) termination of the Term (b) the Company’s request at any time during the Term, the Consultant shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, thumb or USB drives or other removable information storage devices, hard drives and data and all Company documents and materials belonging to the Company and stored in any fashion, including, but not limited to, those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Consultant, whether they were provided to the Consultant by the Company or any of its business associates or created by the Consultant in connection with the Consultant’s engagement with the Company; and (ii) delete or destroy, at the instruction of the Company, all copies of any such documents and materials not returned to the Company that remain in the Consultant’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Consultant’s possession or control.

12.Publicity. Subject to the Consultant’s advance approval (which shall not be unreasonably withheld), the Company and its agents, representatives and licensees may use the Consultant’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during the Term, for all legitimate commercial and business purposes of the Company and without further consent from or royalty, payment, or other compensation to the Consultant.

13.Governing Law: Jurisdiction and Venue. At all times subject to the Mutual Agreement to Arbitrate, this Agreement, for all purposes, shall be construed in accordance with the laws of the State of California, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Los Angeles County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.Entire Agreement. Unless specifically provided herein, this Agreement and all exhibits, schedules and attachments hereto contain all of the understandings and representations between the Consultant and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Each of the exhibits, schedules and attachments to this Agreement are a part of this Agreement and are hereby incorporated by reference as if fully set forth verbatim herein.  The Preamble and the Recitals are a part of this Agreement.

15.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Consultant and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16.Severability.

16.1Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

16.2The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

16.3The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17.Construction. All titles, captions or section headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision in this Agreement.  When used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by “without limitation,” the singular number includes the plural, the plural number includes the singular and the term “person” includes a corporation, limited liability entity, partnership or other corporate entity, a trust and a natural person.

18.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A signature received via facsimile or electronically via email, in PDF, or other electronic format will be as legally binding for all purposes as an original signature, as will use of an electronic process associated with this Agreement and executed or adopted by a party with the intent to execute this Agreement.

19.Tolling. Should the Consultant violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Consultant ceases to be in violation of such obligation.

20.Successors and Assigns. This Agreement is personal to the Consultant and shall not be assigned by the Consultant. Any purported assignment by the Consultant shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

21.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Bakhu Holdings, Corp.

One World Trade Center, Suite 130

Long Beach, CA  90831

Attn: CEO and Secretary

If to the Consultant:

Badger Real Estate Advisors, LLC

Attn: Mitch Kahn

4740 S. Ocean Blvd., #801

Highland Beach, FL 33487

22.Representations of the Consultant. The Consultant represents and warrants to the Company that:

22.1The Consultant’s acceptance of engagement with the Company and the performance of the Services hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Consultant is a party or is otherwise bound.

22.2The Consultant’s acceptance of engagement with the Company and the performance of the Services hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

23.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24.Acknowledgement of Full Understanding. THE CONSULTANT ACKNOWLEDGES AND AGREES THAT THE CONSULTANT HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE CONSULTANT ACKNOWLEDGES AND AGREES THAT THE CONSULTANT HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE CONSULTANT’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BAKHU HOLDINGS, CORP. /s/ Evripides Drakos ___________________________ By: Evripides Drakos Title: Chief Executive Officer
Badger Real Estate Advisors, LLC /s/ Mitch Kahn ___________________________ By: Mitch Kahn Its: Managing Member